Exhibit 99.1

FOR RELEASE TUESDAY, JULY 28, 2020

Investor Contact:	Press Contact:

Kenneth Levy Iridium Communications Inc. +1 (703) 287-7570 ken.levy@iridium.com	Jordan Hassin Iridium Communications Inc. +1 (703) 287-7421 jordan.hassin@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2020 RESULTS; UPDATES 2020 OUTLOOK

MCLEAN, Va. – July 28, 2020 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2020 and updated its full-year 2020 outlook. Net loss was $12.4 million, or $0.09 per diluted share, for the second quarter of 2020, as compared to net loss of $18.1 million, or $0.16 per diluted share, for the second quarter of 2019. This decrease in net loss was primarily the result of lower net interest expenses related to the refinancing of Iridium’s credit facility and high-yield notes from the year ago period and a decline in in-orbit insurance costs and research and development expenses. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $85.3 million, as compared to $85.1 million for the prior-year period, representing an OEBITDA margin(1) of 61%.

Iridium reported second-quarter total revenue of $140.2 million, which consisted of $113.4 million of service revenue and $26.8 million of revenue related to equipment sales and engineering and support projects. Total revenue decreased 2% versus the comparable period of 2019, while service revenue grew by 2%. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 81% of total revenue for the second quarter of 2020.

The Company ended the quarter with 1,362,000 total billable subscribers, which compares to 1,213,000 for the year-ago period and is up from 1,332,000 for the quarter ended March 31, 2020. Total billable subscribers grew 12% year-over-year, driven by growth in commercial and government IoT customers.

“Despite the headwinds caused by the global pandemic, Iridium continues to grow subscribers, service revenue and cash,” said Matt Desch, CEO, Iridium. Desch continued, “As businesses around the world started to reopen in the second quarter, we’ve also seen some recovery in activity from our technology and distribution partners.”

Commenting on the full-year outlook, Desch added, “With each passing month, we are getting increased visibility that allows us to refine our guidance for the year. Iridium is fortunate to provide mission-critical services across a broad array of industries, which has allowed our business to remain resilient in this environment. I think it’s notable that despite the economic slowdown, Iridium increased its cash position by more than $50 million in the second quarter, all of which came from operating activities. We expect to continue to generate significant free cash flow in 2020 and beyond.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•

Commercial service revenue was $88.4 million, up 2% from last year’s comparable period due to an increase in revenue from hosted payload and other data services and broadband services, partially offset by lower data service usage associated with the COVID-19 pandemic.

•

Commercial voice and data subscribers were down 3% from the year-ago period to 349,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) was $40 during the second quarter, compared to $41 in last year’s comparable period.

•

Commercial IoT data subscribers grew 20% from the year-ago period to 863,000 customers, driven by consumer personal communications and tracking devices. Commercial IoT data ARPU was $8.91 in the second quarter, compared to $11.40 in last year’s comparable period. The decrease in ARPU resulted from reduced usage, principally, associated with COVID-19 impacts, most notably in aviation, as well as the effect of the increased proportion of personal communications subscribers within IoT. These subscribers utilize lower ARPU plans.

•

Commercial broadband revenue was $8.5 million, up from $7.4 million in the year-ago period. This rise was primarily attributable to growing Iridium Certus broadband service. Commercial broadband ARPU was $258 during the second quarter, compared to $245 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,223,000 billable subscribers, which compares to 1,088,000 for the year-ago period and is up from 1,192,000 for the quarter ended March 31, 2020. IoT data subscribers represented 71% of billable commercial subscribers at the end of the quarter, an increase from 66% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $15.4 million in the second quarter compared to $12.0 million in the prior-year period, which was primarily due to increased Aireon data service fees related to a contractual step-up.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium gateway under two other contracts with the U.S. Air Force Space Command. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.0 million in the second quarter compared to $24.5 million in the prior-year period, reflecting increased revenue from the Company’s EMSS Contract.

•

Iridium’s government business ended the quarter with 139,000 subscribers, which compares to 125,000 for the year-ago period and is down from 140,000 for the quarter ended March 31, 2020. Government voice and data subscribers increased 9% from the year-ago period to 60,000 as of June 30, 2020. Government IoT data subscribers increased 13% year-over-year to 79,000 and represented 57% of total government subscribers, an increase from 56% at the end of the prior-year period.

Equipment

•	Equipment revenue was $19.8 million during the second quarter, compared to $23.4 million in the prior-year’s quarter.

•	The Company continues to expect full-year equipment sales will be down from 2019 levels due to the impact of the global pandemic on the industries that we support.

Engineering & Support

•

Engineering and support revenue was $7.0 million during the second quarter, compared to $8.9 million in the prior-year quarter, primarily due to the episodic nature of contract work with the U.S. government.

Capital expenditures were $9.2 million for the second quarter, which includes $0.8 million of capitalized interest. The Company ended the second quarter with gross debt of $1.65 billion and a cash and cash equivalents balance of $119.1 million, for a net debt balance of $1.53 billion.

2020 Outlook

The Company refined its full-year 2020 outlook for total service revenue growth and OEBITDA. The Company now expects:

•	Total service revenue growth between 1% and 2% for full-year 2020. Total service revenue for 2019 was $447.2 million.

•	Full-year 2020 OEBITDA of approximately $340 million. OEBITDA for 2019 was $331.7 million.

•	Negligible cash taxes in 2020. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of approximately 4.3 times OEBITDA at the end of 2020. Net leverage was 4.8 times OEBITDA at December 31, 2019.

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium® NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, were excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2020 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(12,422)	$(18,106)	$(44,124)	$(36,130)
Interest expense, net	22,506	28,986	48,950	54,583
Income tax benefit	(4,576)	(7,765)	(17,258)	(17,504)
Depreciation and amortization	75,662	75,128	151,606	148,042
Iridium NEXT expenses, net	—	2,735	150	6,507
Share-based compensation	4,088	4,084	7,795	7,387
Loss on extinguishment of debt	—	—	30,209	207

Operational EBITDA	$85,258	$85,062	$177,328	$163,092

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, July 28, 2020. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to the effects of the COVID-19 pandemic and resulting disruptions on the Company’s business; free cash flow in 2020 and beyond; total service revenue and OEBITDA growth, cash taxes, and leverage for 2020; cash taxes over the longer-term; anticipated equipment sales for 2020, and expected revenues from its EMSS Contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Iridium’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2020, and the Company’s Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on July 28, 2020, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended June 30,
	2020	2019
Revenue:
Service revenue
Commercial	$88,350	$86,283
Government	25,000	24,514

Total service revenue	113,350	110,797
Subscriber equipment	19,815	23,420
Engineering and support service	7,008	8,883

Total revenue	140,173	143,100

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,134	25,607
Cost of subscriber equipment sales	12,069	13,370
Research and development	2,380	4,285
Selling, general and administrative	21,100	20,969
Depreciation and amortization	75,662	75,128

Total operating expenses	134,345	139,359

Operating income	5,828	3,741

Other expense, net:
Interest expense, net	(22,506)	(28,986)
Other income (expense), net	(320)	(626)

Total other expense, net	(22,826)	(29,612)

Loss before income taxes	(16,998)	(25,871)
Income tax benefit	4,576	7,765

Net loss	(12,422)	(18,106)

Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	2,097

Net loss attributable to common stockholders	$(12,422)	$(20,203)

Operational EBITDA	$85,258	$85,062

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2020	2019
Revenue:
Service revenue
Commercial	$179,325	$171,234
Government	50,000	46,514

Total service revenue	229,325	217,748
Subscriber equipment	42,078	44,428
Engineering and support service	14,057	14,609

Total revenue	285,460	276,785

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	45,112	48,128
Cost of subscriber equipment sales	24,343	25,801
Research and development	4,824	7,896
Selling, general and administrative	41,925	44,810
Depreciation and amortization	151,606	148,042

Total operating expenses	267,810	274,677

Operating income	17,650	2,108

Other expense, net:
Interest expense, net	(48,950)	(54,583)
Loss on extinguishment of debt	(30,209)	(207)
Other income (expense), net	127	(952)

Total other expense, net	(79,032)	(55,742)

Loss before income taxes	(61,382)	(53,634)
Income tax benefit	17,258	17,504

Net loss	(44,124)	(36,130)

Series B preferred stock dividends, declared and paid excluding cumulative dividends	—	4,194

Net loss attributable to common stockholders	$(44,124)	$(40,324)

Operational EBITDA	$177,328	$163,092

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$41,772	$43,029	-3%	$84,012	$84,809	-1%
IoT data(2)	22,626	23,903	-5%	46,392	46,394	0%
Broadband	8,519	7,382	15%	17,219	14,197	21%
Hosted payload and other data service (3)	15,433	11,969	29%	31,702	25,834	23%

Total commercial service revenue	88,350	86,283	2%	179,325	171,234	5%

Government service revenue(4)	25,000	24,514	2%	50,000	46,514	7%

Total service revenue	113,350	110,797	2%	229,325	217,748	5%

Subscriber equipment	19,815	23,420	-15%	42,078	44,428	-5%

Engineering and support(5)
Commercial	1,140	831	37%	2,137	1,056	102%
Government	5,868	8,052	-27%	11,920	13,553	-12%

Total engineering and support	7,008	8,883	-21%	14,057	14,609	-4%

Total revenue	$140,173	$143,100	-2%	$285,460	$276,785	3%

Operational EBITDA
Operational EBITDA	$85,258	$85,062	0%	$177,328	$163,092	9%

Other
Capital expenditures (6)	$9,168	$57,938		$18,655	$92,581

Net debt (7)	$1,526,760	$1,620,964

Cash and cash equivalents	$119,115	$175,846

Secured debt (8)	$1,645,875	$1,630,869
Deferred financing costs	(25,751)	(69,021)

Secured debt, net	$1,620,124	$1,561,848

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross Credit Facility, gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash and cash equivalents, and the debt service reserve for the credit facility.

(8)	Secured debt was previously disclosed as the Credit Facility. On November 4, 2019, the Company extinguished the Credit Facility and replaced it with the new Term Loan B.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,
	2020	2019	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	349	358	-3%
IoT data	863	720	20%
Broadband (4)	11.1	10.2	9%

Total commercial voice and data, IoT data and Broadband service	1,223	1,088	12%

Government
Voice and data and IoT data service
Voice and data	60	55	9%
IoT data	79	70	13%

Total government voice and data and IoT data service	139	125	11%

Total billable subscribers	1,362	1,213	12%

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data. IoT data and Broadband service
Voice and data	(2)	10	-120%	(3)	7	-143%
IoT data	33	42	-21%	61	73	-16%
Broadband	0.2	0.3	-33%	0.3	0.6	-50%

Total commercial voice and data, IoT data and Broadband service	31	52	-40%	58	80	-28%

Government
Voice and data and IoT data service
Voice and data	1	2	-50%	3	1	200%
IoT data	(2)	8	-125%	1	11	-91%

Total government voice and data and IoT data service	(1)	10	-110%	4	12	-67%

Total net billable subscriber additions	30	62	-52%	62	92	-33%

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
ARPU (2) (3)
Commercial
Voice and data	$40	$41	-2%	$40	$39	3%
IoT data	$8.91	$11.40	-22%	$9.29	$11.31	-18%
Broadband	$258	$245	5%	$262	$238	10%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus, both previously reported as voice and data.